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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 333-49957
                                                                       ---------

                          Eagle-Picher Industries, Inc.
                      (See Table of Additional Registrants)
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             (Exact name of registrant as specified in its charter)

     250 East Fifth Street, Suite 500, P.O. Box 779, Cincinnati, Ohio 45201
                                  513-721-7010
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    9 3/8% Senior Subordinated Notes due 2008
             Guarantees of 9 3/8% Senior Subordinated Notes due 2008
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            (Title of each class of securities covered by this Form)

                                      None
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          (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  [   ]         Rule 12h-3(b)(1)(ii) [   ]
         Rule 12g-4(a)(1)(ii) [   ]         Rule 12h-3(b)(2)(i)  [   ]
         Rule 12g-4(a)(2)(i)  [   ]         Rule 12h-3(b)(2)(ii) [   ]
         Rule 12g-4(a)(2)(ii) [   ]         Rule 15d-6           [   ]
         Rule 12h-3(b)(1)(i)  [ X ]

         Approximate number of holders of record as of the certification or
notice date:      One (1)
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                         TABLE OF ADDITIONAL REGISTRANTS
                         -------------------------------
                                                                   COMMISSION
NAME                                                               FILE NUMBER
----                                                               -----------
Eagle-Picher Holdings, Inc.                                        333-49957-01
Daisy Parts, Inc.                                                  333-49957-02
Eagle-Picher Development Co., Inc.                                 333-49957-03
Eagle-Picher Far East, Inc.                                        333-49957-04
Eagle-Picher Minerals, Inc.                                        333-49957-06
Eagle-Picher Technologies, LLC                                     333-49957-09
Hillsdale Tool & Manufacturing Co.                                 333-49957-07
EPMR Corporation (f/k/a Michigan Automotive Research Corp.)        333-49957-08



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         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                    EAGLE-PICHER INDUSTRIES, INC.


Date: February 27, 2001             By: /s/ David G. Krall
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                                        David G. Krall
                                        Senior Vice President,
                                        General Counsel and Secretary


         Pursuant to the requirements of the Securities Exchange Act of 1934, each of the Additional Registrants has caused this certification/notice to be signed on its behalf by the undersigned duly authorized persons.


                                    EAGLE-PICHER HOLDINGS, INC.
                                    DAISY PARTS, INC.
                                    EAGLE-PICHER DEVELOPMENT CO., INC.
                                    EAGLE-PICHER FAR EAST, INC.
                                    EAGLE-PICHER MINERALS, INC.
                                    HILLSDALE TOOL & MANUFACTURING CO.
                                    EPMR CORPORATION
                                      (f/k/a Michigan Automotive Research Corp.)


Date: February 27, 2001             By: /s/  David G. Krall
     -------------------               ------------------------------
                                        David G. Krall
                                        Secretary


                                    EAGLE-PICHER TECHNOLOGIES, LLC


Date: February 27, 2001             By: /s/ William E. Long
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                                        William E. Long
                                        President